Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

One Liberty Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road
Great Neck, New York 11021
(516) 466-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 11, 2014

        The annual meeting of stockholders of One Liberty Properties, Inc. will be held at our offices, located at Suite 303, 60 Cutter Mill Road, Great Neck, NY, on Wednesday, June 11, 2014 at 9:00 a.m. local time. We are holding the meeting for the following purposes:

  1.
  To elect four directors to hold office for a term expiring in 2017;

  2.
  To approve, by non-binding vote, executive compensation ("Say-on-Pay");

  3.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014; and

  4.
  To transact any other business properly brought before the meeting.

        Holders of record of our common stock at the close of business on April 15, 2014 are entitled to notice of the annual meeting and to vote at the meeting and any adjournment thereof.

        It is important that your shares be represented and voted at the meeting. To assure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it in the enclosed prepaid envelope, whether or not you plan to attend the meeting. Most stockholders can also vote by telephone or via the internet. Telephone and internet voting information is provided on the accompanying proxy card. Your proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting.

By Order of the Board of Directors

Mark H. Lundy, Secretary

Dated: April 22, 2014

        We urge each stockholder to promptly sign and return the enclosed proxy card or use telephone or internet voting. See our questions and answers about the meeting for information about voting by telephone or internet, how to revoke a proxy, and how to vote shares in person.

ONE LIBERTY PROPERTIES, INC.

PROXY STATEMENT

 GENERAL

        Our board of directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2014 annual meeting of stockholders of One Liberty Properties, Inc. The meeting will be held at our offices, 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021 on June 11, 2014 at 9:00 a.m., local time. The proxies will be voted at the meeting and may also be voted at any adjournments or postponements of the meeting.

        All properly executed proxy cards, and all properly completed proxies submitted by telephone or by the internet, that are delivered pursuant to this solicitation, will be voted at the meeting in accordance with your directions, unless the proxy is revoked before the meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will vote on the following matters:

  •
  election of four directors (Charles Biederman, James J. Burns, Patrick J. Callan, Jr. and Louis P. Karol) to hold office until the 2017 annual meeting;

  •
  to approve, by non-binding vote, executive compensation ("Say-on-Pay");

  •
  ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014; and

  •
  such other matters as may properly come before the meeting.

Who is entitled to vote?

        We are mailing this proxy statement on or about April 22, 2014 to our stockholders of record on April 15, 2014. The record date was established by our board of directors. Stockholders as of the close of business on the record date of April 15, 2014 are entitled to receive notice of and to vote their shares at the meeting. Each outstanding share of common stock is entitled to one vote. As of the record date, 15,978,064 shares of our common stock were outstanding and entitled to vote at the meeting.

How do I vote?

        If you are a stockholder of record on April 15, 2014 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a bank, broker or other nominee (i.e., in "street name") and if you wish to vote in person at the annual meeting, you must contact the nominee to obtain evidence of your ownership of our common stock as of the record date. If you hold your shares directly (i.e., the share certificate or certificates representing your shares are registered in your name), you may complete, sign and date the accompanying proxy card and return it in the prepaid envelope, and your shares will be voted according to your instructions.

How will my shares be voted?

        If you do not mark any selections but return the signed proxy card, your shares will be voted by the proxies named on the proxy card in favor of the four nominees for election as directors, in favor of the advisory proposal approving executive compensation and in favor of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014, and as the proxy holders may determine in their discretion with respect to other matters that properly come before the meeting. Registered holders (i.e., those who hold shares directly rather than through a bank or broker) can simplify their voting by calling 1-800-PROXIES (776-9437) or by accessing the internet website www.voteproxy.com. Telephone voting information and internet voting information is provided on the proxy card. The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., local time, on June 10, 2014. If you vote by telephone or via the internet, it is not necessary to return your proxy card. If you attend the meeting, you may deliver your completed proxy or vote in person.

        If you wish to name as a proxy someone other than the proxies named on the proxy card, you may do so by crossing out the name of the designated proxies and inserting the name of another person. In that case, it will be necessary to sign the proxy card and deliver it to the person so named and for the person so named to be present at and vote at the meeting. Proxy cards so marked should not be mailed to us or to American Stock Transfer and Trust Company LLC, our transfer agent.

Who will count the vote?

        A representative of our transfer agent, American Stock Transfer and Trust Company, LLC, will tabulate the votes and act as inspector of elections.

Can I revoke my proxy before it is exercised?

        If you hold stock directly in your name, you may revoke a proxy at any time before it is voted at the annual meeting with a later dated, properly executed proxy (including an internet or telephone vote), or a written revocation delivered to our Secretary. The proxy holders' powers may also be suspended if you attend the meeting and notify our Secretary at the meeting that you would like to change your vote or vote in person. If your stock is held in the name of a broker, bank or other nominee, you must contact such nominee and comply with the nominee's procedures if you want to revoke or change the instructions that you previously provided to the nominee. Attendance at the meeting will not by itself automatically revoke a previously granted proxy.

What constitutes a quorum?

        A quorum is the presence in person or by proxy of stockholders holding a majority of shares entitled to vote at the meeting. To constitute a quorum, at least 7,989,033 shares must be present in person or by proxy at the meeting. Generally, action cannot be taken at the meeting unless a quorum is present.

Is my vote important?

        Yes. Under applicable rules, brokers, banks and other nominees are prohibited from voting shares held in street name on matters pertaining to the election of directors and the non-binding advisory vote on executive compensation ("Say-on-Pay") unless the client specifically instructs his or her nominee to vote their shares. Shares held in street name and for which voting instructions are not provided and accordingly, as to which bank, brokers and other nominees do not have discretionary authority to vote on their clients' behalf, are referred to "broker non-votes." Because "broker non-votes" will have the effect of a vote against the election of the directors identified herein as standing for election, it is very important that you vote your shares.

How many votes does it take to approve the items to be voted upon?

        The vote of a majority of the outstanding shares entitled to vote at the meeting is necessary for the election of each director standing for election. Accordingly, for purposes of the election of directors, abstentions and broker non-votes will have the effect of a vote against the election of such director.

        The affirmative vote of a majority of all of the votes cast at the meeting is required for approval of the proposal relating to the advisory vote on executive compensation. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote.

Who is soliciting my vote and who pays the cost?

        Our board of directors is soliciting votes for the meeting and we will pay the entire cost of the solicitation, including preparing and mailing this proxy statement. In addition to the solicitation of proxies by mail and through our and our affiliates' employees, we will request banks, brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. We will reimburse such record holders for their reasonable out-of-pocket expenses in forwarding proxies and proxy materials to stockholders. We have retained AST Phoenix Advisors for a fee of $4,500, plus reasonable out of pocket expenses, to aid in the solicitation of proxies from our stockholders. To the extent necessary to ensure sufficient representation at the meeting, we or our proxy solicitor may solicit the return of proxies by personal interview, mail, telephone, facsimile, internet or other means of electronic transmission. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

What is householding?

        We are sending only one proxy statement to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement, he or she may request it orally or in writing by contacting us at One Liberty Properties, Inc., 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Investor Relations, by emailing us at investorrelations@1liberty.com, or by calling us at 516-466-3100, and we will promptly deliver to the stockholder the requested annual report or proxy statement. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

When are stockholder proposals due for the 2015 Annual Meeting?

        If a stockholder wants a proposal to be included in our proxy statement for the 2015 annual meeting of stockholders, the proposal, in writing and addressed to our Secretary, must be received by us no later than December 23, 2014. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with applicable regulations governing the solicitation of proxies.

        For any proposal that is not submitted for inclusion in next year's proxy statement, but is instead intended to be presented directly at the 2015 annual meeting, rules and regulations promulgated by the

Securities and Exchange Commission permit us to exercise discretionary voting authority to the extent conferred by proxy if we:

  •
  receive notice of the proposal before March 8, 2015, and advise stockholders in the 2015 proxy statement of the nature of the proposal and how management intends to vote on such matter; or

  •
  do not receive notice of the proposal before March 8, 2015.

        Notices of intention to present proposals at our 2015 annual meeting should be submitted in writing and addressed to our Secretary.

What other information about us is available?

        Stockholders can call (516) 466-3100 or write to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Attention: Secretary, to request a copy of our Annual Report on Form 10-K. This and other important information about us is also available on our web site which is located at www.onelibertyproperties.com. Our Annual Report to Stockholders for 2013 accompanies this proxy statement.

GOVERNANCE OF THE COMPANY

General

        Pursuant to the Maryland General Corporation Law and our by-laws, as amended, our business, property and affairs are managed by or under the direction of our board of directors. Members of the board are kept informed of our business through discussions with our chief executive officer, chairman of our board and other officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

        During 2013, the board held five meetings. All of the directors attended at least 75% of the total number of meetings of the board of directors and the board committees of which such director was a member. Our directors meet at regularly scheduled executive sessions without management. We encourage our directors to attend the annual meeting of stockholders. Last year, all of our directors attended our annual meeting of stockholders.

Leadership Structure

        The board of directors has designated J. Robert Lovejoy as its "Independent Lead Director." Among other things, the Lead Director presides at, and prepares the agenda for, executive sessions of the independent directors, recommends to the Chairman of the Board matters to be considered and materials to be reviewed by the board, serves as an independent point of contact for stockholders desiring to communicate with the board and performs such other duties and responsibilities as are assigned to him by a majority of the non-management directors.

        Our company is led by Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board and Patrick J. Callan, Jr., president and chief executive officer. Although the board of directors has not established a policy on whether the role of the chairman and chief executive officer should be separated, the board of directors believes our current structure is the most appropriate structure at this time because it makes the best use of the abilities of these individuals.

Risk Oversight

        Management is responsible for the day-to-day management of risks we face. Our board of directors has overall responsibility for overseeing risk management with a focus on the more significant risks facing us. Our audit committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our compensation committee oversees risks relating to remuneration of our full-time officers, and our nominating and corporate governance committee oversees corporate governance risks.

        A portion of each quarterly meeting of the audit committee is devoted to reviewing with management, among other things, property portfolio issues which could have a material adverse impact on current or future operations or financial condition including, potential or actual impairments, if any, liquidity risks, debt covenants and maturities, lease expirations; and, as required, reviewing risks arising from related party transactions. Each audit committee meeting is generally attended by our chief executive officer and chief operating officer who are there, among other things, to respond to issues relating to tenant matters or property operations. In addition, at each meeting of the audit committee, our chief financial officer, the accounting firm performing the internal audit function on our behalf and our independent registered public accounting firm report to the committee with respect to compliance with our internal control policies to ascertain that no failures of a significant or material nature have occurred. This process assists the audit committee in overseeing the risks related to our financial statements and the financial reporting process.

        At each meeting of the board of directors, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the audit committee.

        Our compensation committee monitors risks associated with our compensation structure. The compensation committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that is designed to help our directors, officers, employees, agents and consultants resolve ethical issues. This code applies to all directors, officers, employees, agents and consultants, including our chief executive officer, principal financial officer, principal accounting officer or persons performing similar functions. The code covers a variety of topics, including those required by the Securities and Exchange Commission and the New York Stock Exchange. Topics covered include conflicts of interest, confidentiality of information, and compliance with laws and regulations. During 2013, there were no amendments to the code and no waivers of the provisions of the code with respect to any of our directors, officers, employees, agents or consultants. We will post any amendments to, or waivers of, our code on our website. See "Additional Information" to obtain access to, or copies of, our code of business conduct and ethics.

Committees of the Board of Directors

        We have three standing committees: audit, compensation and nominating and corporate governance. Our board has adopted corporate governance guidelines that address the make-up and function of the board and a charter for each of these committees. The charter for each committee requires that such committee be comprised of at least three independent directors and in the case of the audit committee, also requires that at least one member of the committee qualify as a "financial expert." All of the members of each committee were independent during their period of service on such committee and in the case of the audit committee, each such member was also financially literate. See "Additional Information" to obtain access to, or copies of, our corporate governance guidelines and committee charters.

        The table below provides membership and meeting information for each of the standing board committees for 2013:

Name	Audit	Compensation	Nominating and Corporate Governance
Joseph A. Amato
Charles Biederman		✓	✓
James J. Burns	Chair*		Chair
Joseph A. DeLuca	✓
J. Robert Lovejoy		✓
Louis P. Karol			✓
Eugene I. Zuriff	✓	Chair
Number of Meetings	7	5	2

*
Audit committee financial expert.

Audit Committee

        This committee is responsible for assisting the board in overseeing, among other things, (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm's qualifications and independence, (iv) the performance of the independent registered public accounting firm, (v) the performance of the accounting firm performing our internal control audit function, and (vi) the preparation of the audit committee report required by the Securities and Exchange Commission for inclusion in this proxy statement. The audit committee is also responsible for the selection and engagement of our independent registered public accounting firm, for approving the fees paid to such firm and approving related party transactions.

Compensation Committee

        This committee recommends the base salary and annual bonus to our full-time officers, fees to be paid to our directors and determines awards under our equity based incentive plans.

Nominating and Corporate Governance Committee

        This committee is responsible for, among other things, recommending a slate of directors for election to the board of directors at the annual stockholders' meeting, recommending committee assignments to the board of directors, identifying and recommending candidates to fill vacancies on the board of directors between annual stockholder meetings, recommending a slate of officers for election by the board of directors at the annual directors' meeting, proposing, monitoring and recommending changes to our corporate governance guidelines and overseeing the evaluation of effectiveness of our board of directors and the committees thereof.

Director Qualifications

        The board believes that it should be comprised of directors with complementary backgrounds, and that directors should, at a minimum, have experience which is relevant to our business or otherwise be of assistance to the board in its deliberations. Our nominating and corporate governance committee (the "nominating committee") has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. It considers the personal and professional attributes and the experience of each director candidate to promote diversity of expertise and experience among our directors. Additionally, directors should possess the highest personal and professional ethics in order to perform their duties properly, and should be willing and able to devote the required amount of time to our business.

        When considering candidates for director, the nominating committee will take into account a number of factors, including the following:

  •
  Independence from management;

  •
  Whether the candidate has relevant business experience;

  •
  Judgment, skill, integrity and reputation;

  •
  Financial and accounting background, to enable the nominating committee to determine whether the candidate would be suitable for audit committee membership;

  •
  Executive compensation background, to enable the nominating committee to determine whether the candidate would be suitable for compensation committee membership; and

  •
  The size and composition of the existing board.

        The nominating committee will consider candidates for director suggested by stockholders applying the criteria for candidates described above and considering the additional information referred to below. Stockholders wishing to suggest a candidate for director should write to our Secretary and include:

  •
  A statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating committee;

  •
  The name of and contact information of the candidate;

  •
  A detailed statement of the candidate's business and educational experience and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors;

  •
  Information regarding each of the factors listed above sufficient to enable the nominating committee to evaluate the candidate;

  •
  A statement detailing any relationship between the candidate and any of our competitors, affiliated companies or officers or directors;

  •
  Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

  •
  A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

        When seeking candidates for director, the nominating committee may solicit suggestions from management, incumbent directors and others. The nominating committee or its chairman will interview a candidate if it believes the candidate might be suitable to be a director. The nominating committee may also ask the candidate to meet with management.

        The nominating committee generally intends to recommend that the Board nominate incumbent directors whom the committee believes will continue to make important contributions to us, inasmuch as the committee believes that the continuing service of qualified incumbents promotes stability and continuity, giving us the benefit of the familiarity and insight into our affairs that its directors have accumulated during their tenure, while contributing to the Board's ability to work as a collective body.

Independence of Directors

        The board reviews director independence annually and bases its independence determinations primarily on discussions with the directors and a review of the responses to the directors' questionnaires regarding employment and compensation history, affiliations, family and other relationships.

        In determining whether our directors are independent, our board of directors employs the New York Stock Exchange director independence standards. These standards provide:

  •
  No director qualifies as "independent" unless the board affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us);

  •
  A director who is an employee, or whose immediate family member is an executive officer, of ours is not independent until three years after the end of such relationship;

  •
  A director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 in any twelve-month period;

  •
  A director who is, or who has an immediate family member who is, a current partner of our internal or external auditor, a director who is a current employee of our internal or external auditor, a director who has an immediate family member who is a current employee of our internal or external auditor and who personally participates in our audit, or a director who was, or whose immediate family member was, within the last three years, a partner or employee of our internal or external auditor and personally worked on our audit within that time, cannot be considered independent;

  •
  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company's compensation committee is not "independent" until three years after the end of such service or the employment relationship; and

  •
  A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not "independent" until the commencement of the third fiscal year following the fiscal year in which such payments fall below such threshold.

        The commentary to the New York Stock Exchange standards provides that it is not possible to anticipate or explicitly to provide for all circumstances that might signal potential conflicts of interest, or might bear on the materiality of a director's relationship to a listed company. Accordingly, the board considers material relationships with the Company's affiliates and officers that a director may have.

        Our board has determined that each of Joseph A. Amato, Charles Biederman, James J. Burns, Joseph A. DeLuca, Louis P. Karol, J. Robert Lovejoy and Eugene I. Zuriff are independent. In evaluating Mr. Karol's independence, the Board considered the (i) estate planning and related services rendered in 2012 by Mr. Karol and his law firm on behalf of Matthew Gould and Jeffrey Gould, the revenues from which accounted for less than 0.3% of such firm's revenues in such year and (ii) the passive investment by Mr. Karol in an investment opportunity in which Gould Investors L.P is also investing. In evaluating the impact of the investment transaction on Mr. Karol's independence, the

Board considered the structure of the transaction, the limited management authority Gould Investors has with respect to the transaction and representations by Mr. Karol and Gould Investors that the amount to be invested by each such party is not material to them. (Gould Investors is engaged primarily in the ownership and operation of real estate properties held for investment. The entities that manage Gould Investors are controlled by Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould, officers and directors of our company).

Compensation Committee Interlocks and Insider Participation

        None of the compensation committee members were ever officers or employees of our company or has had any relationship requiring disclosure by us under any paragraph of Item 404 (Transactions with Related Persons, Promoters and Certain Control Persons) of Regulation S-K.

Communications with Directors

        Stockholders, employees and other interested persons who want to communicate with the board, any committee of the board, or any individual director can write to:

  One Liberty Properties, Inc.
  Suite 303
  60 Cutter Mill Road
  Great Neck, New York 11021
  Attention: Secretary

        The Secretary will:

  •
  Forward the communication to the director or directors to whom it is addressed;

  •
  Attempt to handle the inquiry directly; for example where it is a request for information about the company or it is a stock-related matter; or

  •
  Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

        At each board meeting, the Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors on request.

        In the event that a stockholder, employee or other interested person would like to communicate with our non-management directors confidentially, they may do so by sending a letter to "Independent Lead Director" at the address set forth above. Please note that the envelope must contain a clear notation that it is confidential.

Compensation of Directors

        The following table sets forth the cash compensation payable to the non-management members of our board of directors for service on our board and the committees thereof:

		Committee
	Board	Audit	Compensation	Nominating
Annual retainer	$25,000	$8,000	$3,000	$3,000
Participation in meeting	1,000	1,000	1,000	1,000
Chairman's annual retainer	250,000	15,000	4,000	4,000
Vice Chairman's annual retainer	100,000	—	—	—
Lead director's annual retainer	15,000	—	—	—

        In addition, non-management directors are awarded shares of restricted common stock annually—the number of such shares varies from year to year. In 2013, each such director was awarded 2,500 shares. The restricted shares have a five year vesting period, subject to acceleration upon the occurrence of specified events, during which the registered owner is entitled to vote and receive distributions, if any, on such shares.

        Our directors received the following compensation for 2013:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Joseph A. Amato	30,000	53,975	15,620		99,595
Charles Biederman	42,000	53,975	15,620		111,595
James J. Burns	68,000	53,975	15,620		137,595
Joseph A. DeLuca	44,000	53,975	15,620		113,595
Jeffrey A. Gould	—	185,674	89,275	(5)	274,949
J. Robert Lovejoy	52,000	53,975	15,620		121,595
Louis P. Karol	35,000	53,975	7,278		96,253
Eugene I. Zuriff	55,000	53,975	15,620		124,595

(1)
The compensation received by Matthew J. Gould, chairman of the board, Fredric H. Gould, vice chairman of the Board and Patrick J. Callan, Jr., president, chief executive officer and a director is set forth in the Summary Compensation Table and is not included in this table. All of the directors in this table are non-management directors, except for Jeffrey A. Gould. See "Certain Relationships and Related Transactions."

(2)
Includes all fees earned for services as a director, including annual retainer fees, committee and committee chairman fees and meeting fees. Each non-management director is entitled to reimbursement of travel and other expenses incurred in connection with attendance board and committee meetings, which amounts are not included in this table.

(3)
Represents the aggregate grant date fair value computed in accordance with ASC Topic 718. The closing price per share on January 15, 2013, the grant date, is $21.59. Each of these directors was awarded 2,500 shares of restricted stock other than Jeffrey A. Gould who was awarded 8,600 shares of restricted stock for services rendered and to be rendered as our officer. Each of these directors own 11,000 restricted shares which have not yet vested, other than Messrs. J. Gould and Karol who own 32,600 and 7,625, respectively, unvested restricted shares.

(4)
Represents dividends declared in 2013 on unvested restricted shares awarded under our 2003 Incentive Plan, 2009 Incentive Plan and 2012 Incentive Plan.

(5)
Includes compensation of $42,983 received in 2013 by Jeffrey A. Gould, representing approximately 55% of the total compensation of $78,150 received by him from Majestic Property Management Corp., an entity wholly owned by Fredric H. Gould, which performs services on our behalf and which received 55% of its 2013 revenues from us. See "Certain Relationships and Related Transactions."

        The table below shows the number of outstanding shares of our unvested restricted stock and restricted stock units ("RSU's") held by each director at December 31, 2013:

Name(1)	Unvested Restricted Stock (#)	Unvested RSU's (#)(2)	Market Value of Unvested Restricted Stock and Restricted Stock Units ($)(3)
Joseph A. Amato	11,000	—	221,430
Charles Biederman	11,000	—	221,430
James J. Burns	11,000	—	221,430
Joseph A. DeLuca	11,000	—	221,430
Jeffrey A. Gould	32,600	14,286	943,815
J. Robert Lovejoy	11,000	—	221,430
Louis P. Karol	7,625	—	153,491
Eugene I. Zuriff	11,000	—	221,430

(1)
The outstanding RSU's and shares of restricted stock held by Fredric H. Gould, Patrick J. Callan, Jr. and Matthew J. Gould are set forth in the "Outstanding Equity Awards At Fiscal Year End" table and are not included in the above table. All of the directors in this table are non-management directors, except for Jeffrey A. Gould.

(2)
The RSU's vest if and to the extent applicable performance or market conditions are met at June 30, 2017. See "Outstanding Equity Awards at Fiscal Year End."

(3)
The closing price on the New York Stock Exchange on December 31, 2013 for a share of our common stock was $20.13.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS

        The following table sets forth, as of the April 15, 2014, information concerning shares of our common stock owned by (i) all persons known to own beneficially 5% or more of our outstanding stock, (ii) all directors and nominees for election as directors, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group:

Name	Amount of Beneficial Ownership(1)	Percent of Class
Joseph A. Amato	25,662	*
Charles Biederman(2)	13,500	*
James J. Burns	25,694	*
Patrick J. Callan, Jr.	95,563	*
Joseph A. DeLuca(3)	25,836	*
Fredric H. Gould(4)(5)	2,257,251	14.1%
Jeffrey A. Gould(4)(6)	1,911,070	12.0%
Matthew J. Gould(4)(7)	1,896,450	11.9%
David W. Kalish(8)	273,061	1.7%
Louis P. Karol	10,125	*
J. Robert Lovejoy(9)	54,946	*
Mark H. Lundy(10)	80,426	*
Lawrence G. Ricketts, Jr.	65,007	*
Eugene I. Zuriff(11)	20,157	*
Directors and officers as a group (21 individuals)(4)	3,600,564	22.5%
Gould Investors L.P.(4)(12)	1,649,477	10.3%
BlackRock, Inc.(13)	942,419	5.9%
The Vanguard Group(14)	1,232,343	7.7%

*
Less than 1%

(1)
Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days of April 1, 2013. The percentage of beneficial ownership is based on 15,978,064 shares of common stock outstanding on April 15, 2014.

(2)
Does not include 35,413 shares owned by his spouse, as to which he disclaims any beneficial ownership interest.

(3)
Includes 25,836 shares of common stock, some of which are held directly and some of which are held by a corporation of which Joseph A. DeLuca is the sole shareholder. Does not include 500 shares of common stock owned by his wife as to which he disclaims any beneficial ownership interest.

(4)
Fredric H. Gould, Matthew J. Gould and Jeffrey A. Gould are the directors of the corporate managing partner of Gould Investors and accordingly may be deemed to share voting and dispositive power with respect to the shares owned by Gould Investors.

(5)
Includes 425,843 shares of common stock owned directly, 1,649,477 shares of common stock owned by Gould Investors and 181,931 shares of common stock owned by entities, pension trusts and a foundation over which he has sole or shared voting and dispositive power. Does not include 56,440 shares of common stock owned by his wife, as to which shares he disclaims any beneficial ownership interest.

(6)
Includes 231,160 shares of common stock owned directly, 1,649,477 shares of common stock owned by Gould Investors, 16,456 shares of common stock owned as custodian for his children and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power.

(7)
Includes 194,806 shares of common stock owned directly, 1,649,477 shares of common stock owned by Gould Investors, 38,190 shares of common stock owned as custodian for children and 13,977 shares of common stock owned by a foundation over which he has shared voting and dispositive power.

(8)
Includes 99,811 shares of common stock owned directly and by his IRA and profit sharing trust, of which he is the sole beneficiary, and 173,250 shares of common stock owned by pension trusts over which he has shared voting and dispositive power. Does not include 500 shares of common stock owned by his wife, as to which shares he disclaims any beneficial ownership interest.

(9)
Includes 54,846 shares of common stock owned directly and 110 shares of common stock owned as custodian for a minor child (as to which shares he disclaims any beneficial ownership interest). Does not include 4,000 shares of common stock owned by his wife as to which shares he disclaims any beneficial ownership interest.

(10)
Includes 79,160 shares of common stock owned directly and held in a margin account and 1,266 shares of common stock owned as custodian for minor child (as to which shares he disclaims any beneficial ownership interest).

(11)
Includes 17,657 shares of common stock owned directly and 2,500 shares held in his IRA account. Does not include 2,000 shares of common stock owned by his wife, as to which shares he disclaims any beneficial ownership interest.

(12)
Address is 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021.

(13)
As of December 31, 2013, based (other than with respect to percentage ownership) on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on January 1, 2014 by BlackRock, Inc. This stockholder reported that it has sole voting power with respect to 901,706 shares and sole dispositive power with respect to 942,419 shares. BlackRock's business address is 40 East 52nd Street, New York, NY 10022.

(14)
As of December 31, 2013, based (other than with respect to percentage ownership) on information set forth in a Schedule 13F filed with the SEC by this stockholder, whose business address is 100 Vanguard Blvd., Malvern, PA, 19355.

ELECTION OF DIRECTORS

(Proposal 1)

        Pursuant to our by-laws, as amended, the number of directors was fixed at eleven by our board of directors. The board is divided into three classes. Each class is elected to serve a three year term and is to be as equal in size as is possible, the classes are elected on a staggered basis. The terms of Charles Biederman, James J. Burns, Patrick J. Callan, Jr. and Louis P. Karol expire at the 2014 annual meeting. Each of them has been recommended to the board of directors by the nominating committee for election at the annual meeting. Seven other individuals serve as directors but are not standing for election because their terms extend past the date of the annual meeting. Proxies will not be voted for a greater number of persons than the number of nominees named in the proxy statement.

        It is contemplated that all the nominees will stand for election. Should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee recommended by the board of directors.

        If any director is unable to serve his full term, the board, by majority vote of the directors then in office, may designate a substitute.

Nominees for Election to serve until the 2017 Annual Meeting

        The following table sets forth information regarding the nominees for director to hold office until the 2017 annual meeting of stockholders:

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Charles Biederman 80 Years	Director since 1989; Chairman from 2008 to 2010 of Universal Development Company, a commercial general contractor engaged in turnkey hotel, commercial and residential projects; Principal of Sunstone Hotel Investors, LLC, a company engaged in the management, ownership and development of hotel properties, from 1994 to 2007; Executive Vice President of Sunstone Hotel Investors, Inc., a real estate investment trust engaged in the ownership of hotel properties, from 1994 to 1998 and Vice Chairman of Sunstone Hotel Investors from 1998 to 1999. Mr. Biederman, a professional architect, was involved for many years in the development and construction of residential communities. He subsequently became involved, as an executive officer and a director, in the activities of a publicly traded real estate investment trust engaged in the ownership of hotel properties and developed, as an investor, principal and partner, residential properties and hotels. In his business activities he has been involved in all aspects of real estate ownership and operation and in real estate development, which includes financing and related financial matters.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
James J. Burns 74 Years

Director since 2000; Consultant (with continued primary responsibility for income tax reporting and compliance) since 2009, Vice Chairman from 2006 to 2009 and from 1999 to 2006 Senior Vice President and Chief Financial Officer of Reis, Inc., formerly, Wellsford Real Properties, Inc.; Partner of Ernst & Young LLP, certified public accountants, and a predecessor firm from 1977 to 1999; Director and chairman of the audit committee of Cedar Realty Trust, Inc., a real estate investment trust engaged in the ownership, development, management and leasing of retail properties, since 2001. Mr. Burns has been involved for more than 45 years in accounting and auditing issues, specializing since 1975 in the real estate industry. His experience as a certified public accountant, wealth of knowledge in financial and accounting matters and his involvement as an officer and director of, and as adviser to, real estate investment trusts and other real estate companies, makes him valuable as the chairman of, and financial expert to, our audit committee, and an important component of our board of directors.

Patrick J. Callan, Jr. 51 Years

Director since 2002, President since 2006 and Chief Executive Officer since 2008; Senior Vice President of First Washington Realty, Inc. from 2004 to 2005; Vice President of Real Estate for Kimco Realty Corporation, a real estate investment trust, from 1998 to 2004. Mr. Callan joined us in 2002, as a director, with significant experience in commercial leasing with a publicly traded real estate investment trust and thereafter served as a senior executive officer of another real estate investment trust. His knowledge of our business and our industry made him an excellent choice to become our president in 2006 and our chief executive officer in 2008.

Louis P. Karol 56 Years

Director since 2010; Partner of Karol Hausman & Sosnik, P.C., attorneys at law, a firm he founded in 1993, which focuses on estate and trust matters and tax planning. He has also represented entities and individuals in the acquisition and sale of real estate. Mr. Karol holds a master's degree in taxation from New York University School of Law and is admitted to practice in the United States Tax Court. His education and experience are of benefit to our board in its deliberations

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF CHARLES BIEDERMAN, JAMES J. BURNS, PATRICK J. CALLAN, JR. AND LOUIS P. KAROL AS DIRECTORS.

 Directors to continue in office until the 2015 Annual Meeting

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Joseph A. DeLuca 68 Years	Director since 2004; Principal and sole shareholder of Joseph A. DeLuca, Inc., engaged in commercial and multifamily real estate debt and equity investment advisory and restructuring, since 1998; Director of Capmark Bank, a commercial and multifamily Industrial Bank real estate lender from 2011 through its successful resolution, repayment of all deposits, collection / liquidation of assets, return of shareholder (parent) capital and completion of de-banking at year end 2013; Member of Board of Managers of Wrightwood Capital LLC, a private commercial real estate lender and investment manager, since 2010 to present through corporate and portfolio restructuring /monetization; Consultant to Gramercy Capital Corp. from 2008 to 2011 for restructuring /special servicing /monetization of various real estate investments; Principal of MHD Capital Partners, LLC from 2006 to 2009, an equity oriented real estate investing entity; Director of Real Estate Investments for Equitable Life Assurance Society of America under a consulting contract from 1999 to 2002; Executive Vice President /Managing Director/Group Head of the Real Estate Finance & Real Estate Investment Banking Groups for Chemical Bank from 1990 through the 1996 merger with the Chase Manhattan Bank, and continuing as Managing Director / Group Head of the Chase Real Estate—Finance & Investment Banking Groups to 1998. After leaving the bank in 1998, Mr. DeLuca has been a consultant on real estate matters to various public and private entities. His years of experience in banking and the real estate industry, particularly in real estate finance matters, provides our board with a director who has exceptional knowledge and understanding of real estate finance, credit issues from both the lender's and borrower's perspectives, and investment property acquisitions and dispositions.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Fredric H. Gould 78 Years

Vice chairman since June 2013, Chairman from 1989 through June 2013, Chief Executive Officer from 1999 to 2001 and from 2005 to 2007; From 1997 through 2013, Chairman of Georgetown Partners, Inc., managing general partner of Gould Investors, which is primarily engaged in the ownership and operation of real estate properties held for investment; Since 1984, a trustee of, and from 1984 through 2013, Chairman of the board of BRT Realty Trust; Since 1986, President of REIT Management Corp., adviser to BRT Realty Trust; Director of EastGroup Properties, Inc., a real estate investment trust engaged in the acquisition, ownership and development of industrial properties, since 1998. Fredric H. Gould is the father of Jeffrey A. Gould and Matthew J. Gould. Mr. Fredric H. Gould has been involved in the real estate business for over 50 years, as an investor and owner, and as the chief executive officer of publicly traded real estate entities and real estate investment trusts. He has also served as a director of four real estate investment trusts, including serving as chairman of the board of our company, and as a director and a member of the loan committee of two savings and loan associations. His knowledge and experience in business, finance, tax, accounting and legal matters and his knowledge of our business and history makes him an important member of our board of directors.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Eugene I. Zuriff 74 Years

Director since 2005; Consultant to the restaurant industry since 2010; Vice Chairman of PBS Real Estate LLC, real estate brokers, from 2008 through 2010; President of The Smith & Wollensky Restaurant Group, Inc., developer, owner and operator of a diversified portfolio of white tablecloth restaurants in the United States, from 2004 to 2007; consultant to The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2004 and a Director of The Smith & Wollensky Restaurant Group, Inc., from 1997 to 2007; Director of Doral Federal Savings Bank from 2001 to 2007 and Chairman of its audit committee from 2001 to 2003. Mr. Zuriff's experience as president and a director of a publicly traded entity, as a director and chairman of the audit committee of a federal savings bank along with his experience in the real estate brokerage industry provide him with knowledge and experience that is important to our board in its deliberations.

Directors to continue in office until the 2016 Annual Meeting

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Joseph A. Amato 78 Years	Director since 1989; Real estate developer; Managing partner of the Kent Companies, owner, manager and developer of income producing real estate since 1970. Mr. Amato has been principally engaged in real estate development activities for more than 40 years, developing residential and commercial properties. In addition he has for many years owned and managed residential and commercial real estate. His activities have involved, among other things, land acquisition, infrastructure installation, building design, construction supervision, zoning, budgeting, negotiations with lending institutions and property sales. His broad experience has encompassed many aspects of real estate development and management and he brings his broad and varied experiences to our board of directors.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
Jeffrey A. Gould 48 Years

Director since 1999, Vice President from 1989 to 1999 and Senior Vice President since 1999; Since 1996, President, from 1996 through 2001, Chief Operating Officer, and since 2002, Chief Executive Officer of BRT Realty Trust, a New York Stock Exchange listed real estate investment trust; Trustee of BRT Realty Trust since 1997; Since 1996, Senior Vice President and since 2013, director of Georgetown Partners, Inc., the managing general partner of Gould Investors. Jeffrey A. Gould is the son of Fredric H. Gould and brother of Matthew J. Gould. Mr. Gould has spent his entire career in the real estate business. His principal activity for more than the past 17 years has been first as chief operating officer and then as chief executive officer of BRT Realty Trust. In these capacities, he has operated a public REIT, dealt with many areas in the real estate field, including evaluation, management and sale of real estate, and is highly qualified to serve as a member of our board of directors.

Matthew J. Gould 54 Years

Chairman since June 2013, Vice Chairman from 2011 through June 2013; Director since 1999; President and Chief Executive Officer from 1989 to 1999 and a Senior Vice President from 1999 through 2011; From 1996 through 2013, President, and from 2013, Chairman of the Board and Chief Executive Officer of Georgetown Partners; Senior Vice President of BRT Realty Trust since 1993 and Trustee since 2001; Vice President of REIT Management Corp. since 1986. Matthew J. Gould is the son of Fredric H. Gould and brother of Jeffrey A. Gould. In addition to his general knowledge of real estate matters, he devotes a significant amount of his business time to the acquisition and sale of real property, and he brings his knowledge and expertise in these areas to his board activities. He also has experience in mortgage financing and real estate management, activities in which he is frequently involved. His more than 30 years' experience as a real estate executive is a valuable asset to our board of directors in its deliberations.

Name and Age	Principal Occupation For The Past Five Years and other Directorships or Significant Affiliations
J. Robert Lovejoy 69 Years

Director since 2004; Founder and principal of J.R. Lovejoy & Co. LLC, providing consulting and advisory services regarding strategy and finance to corporate, investment and financial clients; Director from 2000 to 2013, Chairman from 2011 to 2013, and Interim Chief Executive Officer from 2011 to 2012 of Orient-Express Hotels Ltd., a New York Stock Exchange listed luxury lodging company and sophisticated adventure travel operator; Partner, Chief Administrative Officer and General Counsel of Coatue Management LLC, a privately owned investment management company, from 2009 through 2010; Managing Director of Groton Partners, LLC, merchant bankers, from 2006 to 2009; Senior Managing Director of Ripplewood Holdings, LLC, a private equity investment firm, from 2000 to 2005; a Managing Director of Lazard Freres & Co. LLC and a General Partner of Lazard's predecessor partnership for over 15 years prior to 2000. Mr. Lovejoy, an attorney, has extensive experience in investment and merchant banking and throughout his career has been involved in raising capital in private and public transactions, mergers and acquisitions, business law and accounting issues. His exposure to these areas makes him a valued member of our board of directors.

ADVISORY APPROVAL OF COMPENSATION OF EXECUTIVES ("SAY-ON-PAY")

(PROPOSAL 2)

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and will consider our stockholders' concerns and take them into account in future determinations concerning our executive compensation program. The Board of Directors recommends that you indicate your support for the Company's compensation policies and procedures for its named executive officers, as outlined in the resolution below. Accordingly, the following resolution will be submitted for a stockholder vote at the 2014 Annual Meeting:

          "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the One Liberty Properties, Inc. 2014 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and accompanying compensation tables and related information disclosed in the Executive Compensation section of such proxy statement)."

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THIS RESOLUTION.

INDEPENDENT REGISTETED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

General

        The audit committee and the board of directors is seeking ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2014. A representative of Ernst & Young LLP is expected to be present at our annual meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        We are not required to have our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is good corporate practice. If the stockholders do not ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP, but may, in its discretion, decide to retain such independent registered public accounting firm. Even if the selection is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in our and our stockholders' interests.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

 Audit and Other Fees

        The following table presents the fees billed by Ernst & Young LLP for the services and years indicated:

	2013	2012
Audit fees(1)	$622,563	$535,649
Audit-related fees	—	—
Tax fees(2)	12,500	18,853
All other fees	—	—

Total fees	$635,063	$554,502

(1)
Includes fees for the annual audit of our consolidated financial statements and internal control over financial reporting, for the review of our consolidated financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with the Sarbanes-Oxley Act of 2002, registration statements and comfort letters.

(2)
Tax fees consist of fees for tax advice, tax compliance and tax planning.

        The audit committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP.

Pre-Approval Policy for Audit and Non-Audit Services

        The audit committee must pre-approve all audit and non-audit services involving our independent registered public accounting firm.

        In addition to the audit work necessary for us to file required reports under the Securities Exchange Act of 1934, as amended (i.e., quarterly reports on Form 10-Q and annual reports on Form 10-K), our independent registered public accounting firm may perform non-audit services, other than those prohibited by the Sarbanes-Oxley Act of 2002, provided they are approved in advance by the audit committee. The audit committee approved all audit and non-audit services performed by our independent registered public accounting firm in 2013 and 2012.

Approval Process

        Annually, the audit committee reviews the audit plan and fees for that year, including the proposed audit fee associated with the audit services in connection with our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee may, at the time it reviews the proposed audit fees or subsequently thereafter, approve the provision of tax and other non-audit related services and the maximum expenditure which may be incurred for such services for such year. Any fees for the audit in excess of those approved and any fees for non-audit related services in excess of the maximum established by the audit committee must receive the approval of the audit committee.

        Proposals for any other non-audit services to be performed by the independent registered public accounting firm must be approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

        The audit committee of the board of directors is comprised of three independent directors and operates under a written charter adopted by the board of directors. The audit committee reviews the charter on an annual basis. The board of directors has reviewed Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange listing standards definition of independence for audit committee members and has determined that each member of the audit committee was independent during his service on the committee.

        The role of the audit committee is to select and engage our independent registered public accounting firm and to oversee and monitor, among other things, our financial reporting process, the independence and performance of the independent registered public accounting firm and the functioning of our internal controls. It is the responsibility of management to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to perform an independent audit of the financial statements and to express an opinion on the conformity of those financial statements with generally accepted accounting principles.

        In performing its duties, the audit committee:

  •
  met and held discussions with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function on our behalf;

  •
  discussed with the independent registered public accounting firm the overall plan for its activities and reviewed with the accounting firm performing the internal control function its work plan and the scope of its activities;

  •
  reviewed and discussed the year end consolidated financial statements and report of internal controls over financial reporting with management and the independent registered public accounting firm;

  •
  reviewed prior to issuance or release, the (i) unaudited quarterly financial statements prior to filing each Form 10-Q with the Securities and Exchange Commission and (ii) quarterly earnings press releases;

  •
  discussed our internal control procedures and their evaluation of our internal controls with management, the independent registered public accounting firm and the accounting firm performing the internal control audit function;

  •
  reviewed with management the process used for the certifications under the Sarbanes-Oxley Act of 2002 of our filings with the Securities and Exchange Commission;

  •
  discussed with the independent registered public accounting firm matters required to be discussed by the PCAOB Auditing Standard No. 16, Communications with Audit Committee;

  •
  received from the independent registered public accounting firm the written disclosures regarding the auditors independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Governing Independence, and discussed with such firm its independence;

  •
  reviewed and approved the independent registered public accounting firm's fees, both for performing audit and non-audit services, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm's independence and concluded that it was compatible.

        The audit committee meets with the independent registered public accounting firm and the accounting firm performing the internal control audit function, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of our financial reporting.

        Based on the reviews and discussions referred to above, the audit committee recommended that the audited financial statements for 2013 be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

        The audit committee approved the retention of Ernst & Young LLP as independent registered public accounting firm for 2014 after reviewing the firm's performance in 2013 and its independence from us and management.

Respectfully submitted.
James J. Burns
Joseph A. DeLuca
Eugene I. Zuriff

 EXECUTIVE COMPENSATION

Stockholder Return Highlights

        The following charts compare the performance of our common stock (assuming the reinvestment of dividends) with the Standard and Poor's 500 Index and a peer group index of publicly traded equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts, for the three and five years ended December 31, 2013.

Compensation Highlights

        The following are highlights of our compensation practices; we encourage you to read the more detailed information set forth herein:

  •
  the compensation we pay our full-time named executive officers is generally related to (except for the RSU's which are performance related based on specified metrics), but are not formulaically tied to, our performance;

  •
  all of our executive officers are employees at will—none of our officers have employment agreements;

  •
  there are no severance or similar arrangements for our executive officers, other than the accelerated vesting of shares of restricted stock and RSU's upon the occurrence of specified events (e.g. death, disability, retirement or a change of control);

  •
  there are no excise tax gross ups or similar arrangements for our executive officers;

  •
  the shares of restricted stock awarded to our executive officers generally vest, assuming continued service, approximately five years after the grant date on a "cliff-vesting" basis;

  •
  the RSU's awarded to our executive officers in 2010 vest, assuming continued service, on a "cliff-vesting" basis in 2017 only if, and to the extent that, performance metrics are satisfied—we believe that these conditions establish challenging hurdles as only 50% of the awards would have vested as of December 31, 2013;

  •
  although we do not have a formal policy requiring a minimum level of stock ownership, our executive officers and directors own beneficially in the aggregate approximately 3.6 million shares or 22.5% of our outstanding shares;

  •
  Messrs. Callan and Ricketts were awarded increases in base salaries effective as of January 1, 2013, reflecting, among other things, their efforts with respect to the eleven properties (including a pending acquisition) acquired in 2012 for an aggregate of approximately $45 million, the commencement of our at the market equity offering program, the sale of five properties for an aggregate gain of approximately $19 million, the re-financing of $25 million of mortgage debt secured by the Haverty's real estate portfolio and various subjective factors, including their administrative activities, management of tenant relationships and property management activities;

  •
  Messrs. Callan and Ricketts were awarded bonuses of $70,000 and $50,000, respectively for 2013, compared to bonuses of $75,000 and $50,000, respectively, for their 2012 services. The bonuses for 2013 reflect, among other things, a subjective evaluation of their performance, our positive performance from a financial and total stockholder return point of view, and their efforts with respect to

  (i)
  the eleven properties acquired in 2013 for an aggregate of approximately $107.5 million, and

  (ii)
  the overall management of our real estate portfolio.

        Though the compensation committee is satisfied with the performance of these executive officers, the committee, in connection with its review of a report prepared for it by its independent compensation consultant, decided in December 2013 that the following changes should be phased in over time to our compensation practices with respect to our named executive officers: direct cash compensation (i.e., base salary and cash bonus) should decrease as a percentage of total compensation (except to the extent based on attainment of specified performance criteria) and long-term incentive awards and equity based awards should increase as a percentage of total compensation. Accordingly, the cash bonus for Mr. Callan, decreased and for Mr. Ricketts, did not increase in 2013 from 2012, the restricted share awards granted to Messrs. Callan and Ricketts in 2014 increased by 16% and 15%, respectively, from the grants in 2013 and their base salaries for 2014 increased by 2.9% and 4.2%, respectively, from 2013, compared to base salary increases of 6.1% and 10.9%, respectively, in 2013 from 2012.

Compensation Discussion and Analysis

        This compensation discussion and analysis describes our compensation objectives, policies and decisions as applied to the compensation provided by us in 2013 to our named executive officers. This discussion and analysis focuses on the information contained in the compensation tables that follow this discussion and analysis, but also describes our historic compensation structure to enhance an understanding of our executive compensation disclosure. Our compensation committee oversees our compensation program, recommends the compensation of the named executive officers employed by us on a full-time basis to our board of directors for its approval, recommends the annual fee paid by us to the chairman and vice chairman of our board of directors and makes determinations with respect to grants of restricted stock awards. Our audit committee recommends and approves the annual fees paid by us pursuant to a compensation and services agreement to Majestic Property Management Corp., an affiliated entity referred to herein as Majestic, which results in the payment by Majestic of compensation to our part-time officers, including Fredric H. Gould, Matthew J. Gould and David W. Kalish, named executive officers. Majestic is wholly-owned by Fredric H. Gould, the vice chairman of our board.

  Background

        We have two categories of officers: (i) officers who devote their full business time to our affairs; and (ii) officers who devote their business time to us on a part-time basis. Our full-time officers and employees are compensated directly and solely by us and our part-time officers and employees are compensated by Majestic which, pursuant to the compensation and services agreement, provides us the services of other personnel (including executive, administrative and legal, accounting, clerical and real property management personnel) who perform services on our behalf. In consideration for providing services and the services of such personnel, we paid Majestic a fee of $2,725,000 for 2013. Majestic may earn a profit from payments made to it under the agreement. In addition, under this agreement, we made an additional payment to Majestic of $175,000 in 2013 for our share of all direct office expenses, including rent, telephone, computer services, internet usage and supplies. The amount of the annual payments to be made by us to Majestic under the compensation and services agreement are reviewed and negotiated by our audit committee and Majestic.

        All of our full-time and part-time officers and other employees, including employees of affiliated companies who perform services for us on a part-time basis, receive annual restricted stock awards approved by the compensation committee and the board of directors.

  Named Executive Officers

        Our named executive officers are Patrick J. Callan, Jr., president and chief executive officer and Lawrence G. Ricketts, Jr., executive vice president and chief operating officer, both of whom devote their full time to our affairs, and Matthew J. Gould, chairman of our board, Fredric H. Gould, vice chairman of our board, and David W. Kalish, senior vice president and chief financial officer, each of whom devote time to our affairs on a part-time, as needed, basis.

Say-on-Pay

        In reviewing our compensation philosophy and practices and in approving base salaries for 2013 and bonuses paid in 2014 for services rendered in 2013, the compensation committee was aware of the results of our June 2011 "say-on-pay" vote in which approximately 83% of the shares voting on such proposal voted to approve our executive compensation practices, and viewed such results as supportive of our compensation philosophy, practices and determinations.

Objectives of our Compensation Program

        A principal objective of our compensation program for full-time officers is to ensure that the total compensation paid to such officers is fair and competitive. The compensation committee believes that relying on this principle will permit us to retain and motivate these officers. With respect to our part-time executive officers, the compensation committee must be satisfied that such officers provide us with sufficient time and attention to meet our needs and perform their duties on our behalf. The compensation committee is of the opinion that our part-time executive officers perform valuable services on our behalf, devote sufficient time and attention to our business needs, are able to meet our needs fully and perform their duties effectively. The compensation committee is also of the opinion that utilizing the services of various senior officers with diverse skills on a part-time basis enables us to benefit from a greater degree of executive experience and competence than an organization of our size could otherwise afford.

        We have historically experienced an extremely low level of officer and employee turnover. Each of Fredric H. Gould, Matthew J. Gould and David W. Kalish has been an officer with us for over 21 years, Lawrence G. Ricketts, Jr. has been employed by us for approximately 15 years, and Patrick J. Callan, Jr. has been a member of our board of directors for ten years, our president for over seven years and our chief executive officer for over six years.

 Compensation Consultant

        In 2013, our compensation committee engaged FPL Associates L.P., a nationally recognized compensation consulting firm specializing in the real estate industry. FPL was engaged to conduct a comprehensive compensation study of our named executive officers and has no relationship with us or any of our affiliates, except that it also serves as the independent compensation consultant for BRT Realty Trust, a NYSE listed REIT, which may be deemed an affiliate of ours.

        The following is the peer group companies used by the consultant:

  •
  Agree Realty Corporation

  •
  AmReit, Inc.

  •
  Chatham Lodging Trust

  •
  EPR Properties

  •
  Getty Realty Corp.

  •
  Lexington Realty Trust

  •
  National Retail Properties, Inc.

  •
  Ramco-Gershenson Properties Trust

  •
  Terreno Realty Corporation

  •
  UMH Properties, Inc.

  •
  Urstadt Biddle Properties, Inc.

  •
  Whitestone REIT

        The report concluded that the total compensation (and in particular, the long-term incentive awards) paid to Messrs. Callan and Ricketts, our full-time named executive officers, is below the 25th percentile of the compensation received by officers with similar responsibilities at the peer group.

        This report had not been issued when base salary for 2013 was determined (base salary for 2013 was determined in December 2012) but was considered by the committee in determining base salaries for 2014 and cash bonuses and restricted stock awards for services rendered in 2013. In December 2013, based on information contained in the report, the committee concluded that the following changes to our compensation practices with respect to our full-time named executive officers should be phased-in over time: (i) base salary and cash bonuses (except to the extent such bonuses are based on the attainment of specified performance criteria) should decrease as a percentage of total compensation; and (ii) long-term incentive awards (including equity based awards) should increase as a percentage of total compensation. The committee began to implement this policy as reflected by the following:

  •
  the bonus paid to Mr. Callan for his services in 2013 decreased by $5,000 from the bonus he received for 2012, he was granted 2,000 more restricted shares in January 2014 than he was granted in 2013 and his base salary for 2014 is increasing from 2013 by 2.9% compared to the increase of 6.1% in 2013 from 2012;

  •
  the bonus paid to Mr. Ricketts for his services in 2013 was the same as the bonus he received for 2012, he was granted 1,500 more restricted shares in January 2014 than he was granted in 2013 and his base salary for 2014 is increasing from 2013 by 4.2% compared to the increase of 10.9% in 2013 from 2012, and

  •
  the compensation committee anticipates adopting in 2014, with the guidance of the compensation consultant, a performance based cash bonus program.

Compensation Setting Process

  Full-time Officers

        We determine compensation for our full-time named executive officers on a case-by-case basis, and our compensation decisions are subjective. Other than with respect to the RSU's, which are performance based awards issued in 2010, we do not use formal performance targets to determine compensation though we anticipate that in the future, an increasing portion of the total compensation awarded to our full-time named executive officers will be tied to the satisfaction of objective performance metrics. Base salaries are determined immediately preceding the year in which such salaries are to be paid, cash bonuses are determined at the end of the year in which services are rendered and generally paid in the following year and restricted stock awards for service in a particular year are granted in the following year.

        In determining compensation for 2013, the recommendations of the chairman and/or vice chairman of our board played a significant role in the compensation setting process since these officers are aware of each officer's duties and responsibilities and were most qualified to assess the level of each officer's performance. The chairman and /or vice chairman of our board, prior to making recommendations to the compensation committee concerning each full-time officer's compensation, consulted with other senior executive officers, including our president and chief executive officer. During the process, our overall performance for the applicable year, including total revenues, funds from operations, adjusted funds from operations, net income, dividends, performance of our common stock and acquisition, disposition, financing and portfolio management activities were taken into consideration. None of these measures of performance was given more weight than any other. The chairman and/or vice chairman of our board and other senior officers also assessed each individual's performance in such year, which assessment was highly subjective. During this process, the chairman and/or vice chairman of our board proposed to the compensation committee with respect to each full-time named executive officer, a base salary for 2013, a bonus applicable to 2013 and generally payable in 2014 and the number of shares of restricted stock to be awarded to each full-time named executive officer. The compensation committee reviewed these recommendations and had discretion to accept, reject or modify the recommendations. The final recommendations by the compensation committee on compensation matters with respect to our full-time named executive officers were reported to the board of directors, which approved the recommendations of the committee with respect to these officers.

  Part-time Officers

        We believe that using part-time officers pursuant to the compensation and services agreement enables us to benefit from access to, and the services of, a group of senior officers with experience and knowledge in real estate ownership, operations, management and finance, legal, accounting and tax matters that an organization our size could not otherwise afford. The base compensation, bonus, if any, and perquisites to be paid in the aggregate to our part-time officers by the entities for which these officers provide services (other than us) is determined by our chairman and/or vice chairman, in consultation with certain of our part-time senior officers, in their capacity as officers of such entities.

        Our part-time officers, including our chairman and vice chairman, also receive compensation from other business entities, most of which are owned or controlled by Fredric H. Gould, for services rendered to such entities.

Components of Executive Compensation

  Full-time Officers

        The principal elements of our compensation program for our full-time officers are:

  •
  base salary;

  •
  annual bonus;

  •
  long-term equity in the form of restricted stock and long-term equity incentives in the form of RSU's; and

  •
  special benefits and perquisites (e.g., contributions to our defined contribution plan, additional disability insurance, an automobile allowance and automobile maintenance and repairs).

        Base salary and annual bonus are cash-based, while long-term equity and long-term equity incentives consists of restricted stock awards and RSU's, respectively. In determining compensation, the compensation committee does not have a specific allocation goal between cash and equity-based compensation.

  Part-time Officers

        In 2013, except for the $250,000 annual compensation we paid to the chairman of our board and the $100,000 paid to the vice chairman of our board, the only form of direct compensation we provided our part-time officers was the granting of long-term equity in the form of restricted stock awards. For services rendered to us, our part-time officers are compensated by Majestic, which was paid a fee of $2.725 million (excluding $175,000 as reimbursement for our share of direct office expenses) in 2013 pursuant to the compensation and services agreement.

  Base Salary

        Base salary is the basic, least variable form of compensation for the job an officer performs and provides each officer with a guaranteed monthly income.

        Full-time Officers:    Any increase in base salary is determined on a case by case basis, is not formula based and is based upon, among other considerations (i) our performance in the preceding year, (ii) such officer's current base salary, (iii) amounts paid by other REITs for officers performing substantially similar functions, (iv) years of service, (v) job responsibilities, (vi) the individual's performance and (vii) the recommendation of the chairman of the board and other senior executive officers.

        Part-time Officers:    The base salary of our part-time officers is paid by Majestic and its affiliates. Since the annual fee paid to Majestic is approved by the audit committee and the board of directors, the compensation committee is not involved in determining the base salaries of these officers.

  Bonus

        Full-time Officers:    We provide the opportunity for our full-time officers to earn an annual cash bonus. We provide this opportunity both to reward our personnel for past performance and to motivate and retain them. We recognize that annual bonuses are almost universally provided by our competitors. In view of the fact that only two of our named executive officers devote their full-time to our affairs, annual cash bonuses for such named executive officers are recommended on a case-by-case basis by our chairman of the board and/or vice chairman to the compensation committee. During the process, we consider our overall performance, including rental income, funds from operations, adjusted funds from operations, net income, dividends paid to stockholders, the performance of our common stock and acquisition, disposition, financing and portfolio management activities. None of these measures of performance is given more weight than any other and they are used to provide an overall view of our performance for the preceding year. Once it has determined the annual bonus to be paid to each of these executive officers, the compensation committee presents its recommendations to the board of directors for its approval.

        Part-time Officers:    The annual bonus, if any, to be paid to any part-time officer is paid by Majestic and its affiliates. Since the annual fee paid to Majestic is approved by the audit committee and the board of directors, the compensation committee is not involved in determining the bonuses paid to part-time officers.

  Long-term Equity and Long-term Equity Incentive Awards

        We provide the opportunity for our full-time and part-time officers to receive long-term equity and long-term equity incentive awards. These compensation programs are designed to recognize responsibilities, reward performance, motivate future performance, align the interests of our officers with those of our stockholders and retain our officers. The compensation committee makes recommendations to our board of directors for the grant of equity awards for all our employees, including part-time officers and employees. In determining the long-term equity and long-term equity incentive compensation components, the compensation committee considers all factors it deems to be relevant, including our performance and individual performance. Existing stock ownership levels are not a factor in award determinations. As of December 31, 2013, all outstanding equity awards were granted under either our stockholder approved 2003 Incentive Plan, 2009 Incentive Plan or 2012 Incentive Plan.

        In 2010, we issued RSU's to ten individuals, including our named executive officers. Each RSU entitles the recipient to one share of common stock upon vesting. Assuming continued service, vesting occurs on June 30, 2017 if and to the extent pre-established market (i.e., average total stockholder return) or performance (i.e., average annual return on capital) conditions are met. See "Outstanding Equity Awards at Fiscal Year End." Further, at least 50% of the shares that are issued pursuant to vested RSU's must be retained until 2020 and the shares may be subject to a "clawback" in the event of a restatement of our financial statements. We initiated the use of RSU's as an element of our long-term equity compensation program with the expectation that in light of the seven year vesting period and the need to satisfy market and/or financial performance conditions, these awards would further align the interests of our executive officers with our stockholders and reward long-term market and financial performance.

        We do not have a formal policy with respect to whether equity compensation should be paid in the form of stock options, restricted stock or RSU's. We generally grant restricted stock awards which vest after five years of service and in 2010, granted RSU's that vest after seven years of service if, and to the extent, specified performance or market conditions are met. The compensation committee generally believes that restricted stock awards and RSU's are more effective than options in achieving our compensation objectives. Restricted stock has a greater retention value than options because of its five-year cliff vesting requirement and because before vesting, cash dividends are paid on all outstanding restricted stock as an additional element of compensation. RSU's provide an additional incentive component to equity based awards in that the units only vest if, and to the extent, performance or market conditions are satisfied. Restricted stock and RSU's align the interests of our officers with our stockholders and because fewer shares are normally awarded than in connection with the grant of options, they are potentially less dilutive.

        Our equity compensation grants are made in January of each year. We do not have a formal policy on timing these grants in connection with the release of material non-public information and in view of the five-year and seven-year "cliff" vesting requirements with respect to restricted stock awards and RSU's, respectively, we do not believe such a formal policy is necessary.

        Our compensation committee has reviewed our compensation policies and practices to ascertain if the risks arising from such policies or practices are reasonably likely to have a materially adverse effect on us. The compensation committee concluded that while our compensation program takes into account our performance, the program does not encourage excessive or unnecessary risk-taking and our policies and practices achieve a balance between annual performance and long-term growth.

  Executive Benefits and Perquisites

        Full-time Officers:    We provide our full-time officers with a competitive benefits and perquisites program. We recognize that similar benefits and perquisites are commonly provided at other companies with which we might compete for talent. We review our benefits and perquisites program periodically to ensure it remains fair to our officers and employees. For 2013, the benefits and perquisites we provided to our officers were a small percentage of the compensation provided by us to them.

  Employment and Severance Agreements; Post Employment Benefits; Change of Control

        None of our named executive officers have employment or severance agreements with us. They are "at will" employees who serve at the pleasure of our board of directors.

        We do not provide for any post-employment benefits to our named executive officers other than (i) their right to the vested portion of the defined contribution plan in which they participate and (ii) the accelerated vesting of our restricted stock awards and RSU's.

        Generally, in the event of death, disability (i.e., the inability to engage in gainful activity due to a life threatening or long lasting mental or physical impairment) or retirement (i.e., having reached the age of 65 and worked for us for at least ten consecutive years), such person's shares of restricted stock vest fully and a pro-rata portion of their RSU's will vest (giving effect to, among other things, the amount of time between the grant and the triggering event) if and to the extent the applicable performance or market conditions are met as of June 30, 2017. In addition, upon a change of control, the (i) shares of restricted stock vest fully and (ii) the RSU's vest fully if such change occurs after June 30, 2015 and, if such change occurs on or prior to June 30, 2015, a pro-rata portion vests (giving effect to, among other things, the amount of time between the grant and such event) in each case, without regard to satisfaction of market or performance conditions. Subject to the specific terms and conditions of the applicable plan and award agreement, a change of control is generally deemed to occur if, (i) any person becomes the "beneficial owner" of securities representing 25% or more of the combined voting power of our then outstanding securities, (ii) the completion of a business combination or sale of all or substantially all of our assets or (iii) there is a change in the composition of a majority of our board of directors, other than changes approved by incumbent directors.

        We provide for the partial vesting of RSU's (subject to the satisfaction of performance or market conditions at June 30, 2017) and full vesting of restricted stock awards upon death and disability, because these events are completely outside of the control of our executives and in such circumstance, we believe that it would be unfair for our executives to forfeit the compensation and benefits that to which they otherwise would have been entitled. We provide for the partial vesting of RSU's (subject to the satisfaction of performance or market conditions at June 30, 2017) and full vesting of restricted stock awards upon retirement as we believe it runs contrary to the retention and reward of long-term equity and long term equity incentive awards to compel an executive to choose between retirement and the loss of all unvested awards. We differentiate between RSU's (i.e., partial vesting) and restricted stock awards (i.e. full vesting) because of the additional incentive component of the RSU's.

        We provide for accelerated vesting upon a change in control (on a single trigger basis) because, depending on the structure of the transaction, continuing such awards may unnecessarily complicate a potentially beneficial transaction. Among other things, it may not be possible to replace these awards with comparable awards of the acquiring company's stock and it would not be fair to our executives to lose the benefit of these awards. In addition, the acceleration of vesting aligns the interests of executives in a potential change in control transaction with those of our stockholders, by motivating them to work towards the completion of the transaction. Because in a change of control it may be impossible to determine whether the market or performance vesting conditions applicable to RSU's are met as of June 30, 2017, we have instead applied a service based measure allowing for partial vesting if the change of control occurs before July 1, 2015 and for full vesting if it occurs after such date.

Compensation of the Chairman and Vice Chairman of the Board

        In 2013 we paid, and in 2014 we intend to pay, our chairman $250,000 and our vice chairman $100,000, for serving in such capacities. These officers did not receive any additional direct compensation from us in 2013 other than restricted stock awards. For additional information regarding compensation of these officers, see "Executive Compensation—Summary Compensation Table" and "Certain Relationships and Related Transactions."

Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of certain compensation in excess of $1 million earned by specified executive officers of publicly held companies. In 2013, all compensation paid to our full-time officers was deductible by us. The compensation committee intends to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable. The compensation committee has not adopted a formal policy that requires all compensation paid to the officers to be fully deductible.

Analysis

  Base Salary and Bonus

        In accordance with the compensation setting process described above, the following base salaries and bonuses were approved as follows for our full-time named executive officers in 2013 and 2012:

Name	2013 Base Salary ($)(1)	2012 Base Salary ($)(1)	Salary Increase (%)	2013 Bonus ($)(2)	2012 Bonus ($)(3)	Bonus Increase (%)
Patrick J. Callan, Jr.	700,000	660,000	6.1	70,000	75,000	(6.7)
Lawrence G. Ricketts, Jr.	355,000	320,000	10.9	50,000	50,000	—

(1)
The compensation committee and board of directors determined 2013 base salary in December 2012 and 2012 base salary in December 2011. Messrs. Callan's and Ricketts' base salary for 2014, which was determined in December 2013, is $720,000 and $370,000, respectively.

(2)
Reflects the bonuses paid in 2014 for services rendered in 2013. These bonuses were recommended by the compensation committee and approved by the board of directors in December 2013.

(3)
Reflects the bonuses paid in 2013 for services rendered in 2012, except that Mr. Callan was paid $50,000 of his $75,000 bonus in 2012. These bonuses were recommended by the compensation committee and approved by the board of directors in December 2011.

        Based on the individual performances of Messrs. Callan and Ricketts in 2012 and in light of, among other things, the eleven properties acquired in 2012 for an aggregate of approximately $45 million, the commencement of our at the market equity offering program, the sale of five properties for an aggregate gain of approximately $19 million, the re-financing of $25 million of mortgage debt secured by the Haverty's real estate, and various subjective factors, including an evaluation of their administrative activities, management of tenant relationships and portfolio management activities, the compensation committee concluded that the increase in base salary for 2013 was appropriate. In recommending bonuses for 2013, the compensation committee considered our positive performance from a financial and total stockholder return point of view, the eleven properties acquired in 2013 for an aggregate of approximately $107.5 million, and the overall management of our real estate portfolio. In determining cash bonuses for 2013, the restricted stock awarded in January 2014 and the base salaries for 2014, the compensation committee implemented its December 2013 decision that the following changes to our compensation practices with respect to our named executive officers should be phased in over time: direct cash compensation (i.e., base salary and cash bonuses, except to the extent such bonuses are based on the attainment of specified performance criteria), should decrease as a percentage of total compensation and long-term incentive awards and equity based awards should increase as a percentage of total compensation. Accordingly, the cash bonus for Mr. Callan decreased and the cash bonus for Mr. Ricketts did not increase in 2013 from 2012, the restricted shares granted in 2014 increased by 16% and 15% from 2013 for Messrs. Callan and Ricketts, respectively, and their base salaries for 2014 increased from 2013 by 2.9% and 4.2%, respectively, compared to base salary increases of 6.1% and 10.9%, respectively, in 2013 from 2012. See "—Compensation Consultant".

  Long-term Equity and Equity Incentive Awards

        We believe that our long-term equity and equity incentive compensation programs, using restricted stock awards with five-year cliff vesting and RSU's with seven-year cliff vesting, is an appropriate incentive for our officers and is a beneficial retention tool. We are mindful of the potential dilution and compensation cost associated with awarding shares of restricted stock and RSU's and, therefore our policy is to minimize dilution. In 2013, we awarded 112,650 shares of restricted stock with an aggregate grant date fair value of $2.43 million—such shares represented 0.75% of our issued and outstanding shares at the grant date. In the five years ended December 31, 2013, we awarded an aggregate of (i) 472,040 restricted shares, representing an average of 0.75% per annum of our outstanding shares of common stock as of the respective grant dates and (ii) RSU's for 200,000 shares of common stock, representing 0.35% of our outstanding shares of common stock as of the grant date. We believe the cumulative effect of the awards is not overly dilutive and has created significant incentives for our officers and employees.

        In addition to our regular burn rate as previously noted, our adjusted burn rate with respect to our restricted stock awards, as calculated using the methodology of a leading proxy advisory service and giving effect to the volatility of our common stock, was 1.87% for 2013 and 1.78% and 1.88% using a three- and five-year average calculation for the trailing period as of December 31, 2013. Real estate industry standards are published each year and our historical utilization falls below such amounts, in which the most recently published burn rate cap was set at a level that was over 50% higher than our equity utilization.

        After reviewing the aggregate compensation received by our full-time named executive officers, our performance in 2013, and the performance and responsibilities of each named executive officer, and taking into account the compensation committee's desire to emphasize equity based awards as a more significant component of total compensation for our full-time named executive officers while at the same time minimizing stockholder dilution, in 2014, we awarded 14,500 shares to Patrick J. Callan, Jr., 11,500 shares of restricted stock to Lawrence G. Ricketts, Jr., and 8,600 shares of restricted stock to each of David W. Kalish, Fredric H. Gould and Matthew J. Gould. All of such shares vest in full, assuming continued employment, in 2019, subject to accelerated vesting upon the occurrence of specified events.

        We intend to continue to award restricted stock as we believe (i) restricted stock awards align management's interests and goals with stockholders' interests and goals and (ii) officers and employees are more desirous of participating in a restricted stock award program and, therefore, it is an excellent motivator and employee retention tool. We have not made any determination as to whether we will award any RSU's or stock options in the future.

  Perquisites

        The perquisites we provide to our full-time officers represent a small percentage of the compensation paid by us to these officers. We believe that such perquisites are competitive and appropriate.

  Employment and Severance Agreements

        We do not enter into employment agreements or severance agreements with any of our officers or employees as we believe such agreements are not beneficial to us, and that we can provide sufficient motivation to officers by using other types of compensation.

  Post-Employment Benefit Programs

        The following table sets forth the value (based on our stock price of $20.13 per share as of December 31, 2013) of equity awards that would vest upon the occurrence of the specified events as of December 31, 2013:

	Upon Death or Disability(1)		Upon a Change of Control
Name	Restricted Stock ($)	RSU's ($)(2)	Restricted Stock ($)	RSU's ($)
Patrick J. Callan, Jr.(3)	1,082,994	503,840	1,082,994	705,542
David W. Kalish	656,238	143,947	656,238	201,573
Fredric H. Gould	656,238	143,957	656,238	201,588
Lawrence G. Ricketts, Jr.(3)	885,720	403,072	885,720	564,434
Matthew J. Gould	656,238	143,957	656,238	201,588

(1)
Because they have reached the age of 65 and have satisfied period of service requirements, only the RSU's (assuming satisfaction of performance and market conditions as of June 30, 2017) and restricted stock owned by Messrs. Kalish and Fredric H. Gould would vest upon their retirement as of December 31, 2013; the market value of such person's restricted stock awards and RSU's are reflected in the applicable column.

(2)
Assumes that the maximum level of market and performance conditions would be achieved at June 30, 2017. See "Outstanding Equity Awards at Fiscal Year End."

(3)
See "Summary Compensation Table" for information regarding the amount accumulated for this individual pursuant to our defined contribution plan.

  Equity Ownership Policy

        We do not have any policy regarding specific stock ownership requirements for officers or directors. In view of the fact that our executive officers and directors as a group own approximately 3.6 million shares of common stock representing 22.5% of our outstanding shares, we do not believe there is a need to adopt a policy regarding ownership of shares of our common stock by our officers and directors.

SUMMARY COMPENSATION TABLE

        The following table lists the annual compensation for the periods indicated of our CEO, CFO, and our three other named executive officers in 2013:

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	All Other Compensation ($)(3)		Total($)
Patrick J. Callan, Jr.	2013	700,000	70,000	269,875	141,729	(6)	1,181,604
President and Chief Executive	2012	660,000	75,000	209,625	127,998		1,072,623
Officer(4)	2011	635,000	65,000	135,996	117,535		953,531
David W. Kalish	2013	—	—	185,674	74,755	(7)	260,429
Senior Vice President and	2012	—	—	124,098	152,721		276,819
Chief Financial Officer(5)	2011	—	—	84,188	78,590		162,778
Fredric H. Gould	2013	175,000	—	185,674	62,792	(8)	423,466
Vice Chairman of the Board(5)	2012	250,000	—	124,098	36,180		410,278
	2011	250,000	—	84,188	29,832		364,020
Lawrence G. Ricketts, Jr.	2013	355,000	50,000	215,900	109,583	(9)	730,483
Executive Vice President and	2012	320,000	50,000	167,700	98,533		636,233
Chief Operating Officer(4)	2011	280,000	45,000	113,330	89,071		527,401
Matthew J. Gould	2013	175,000	—	185,674	89,275	(10)	449,949
Chairman of the Board(5)	2012	100,000	—	124,098	305,109		529,207
	2011	100,000	—	84,188	122,933		307,121

(1)
Reflects bonuses paid in 2014, 2013 and 2012 for services rendered in 2013, 2012 and 2011, respectively, except that $50,000 of Mr. Callan's $75,000 bonus for 2012 was paid in 2012.

(2)
Reflects the grant date fair value of restricted stock awards calculated in accordance with Accounting Standards Codification Topic 718—Stock Compensation, excluding the effect of estimated forfeitures. These amounts do not correspond to the actual values that will be realized by the named executives. Grant date fair value assumptions are consistent with those disclosed in Note 9—Stock Based Compensation, in the consolidated financial statements included in our 2013 Annual Report on Form 10-K.

(3)
Majestic provided services to us and to other affiliated and non-affiliated entities. We accounted for approximately 55% of Majestic's revenues in 2013. We include in the "All Other Compensation" column for Messrs. Kalish, F. Gould and M. Gould, 55% of the compensation each received from Majestic in 2013. See "Certain Relationships and Related Transactions" for additional information.

(4)
All compensation received by Messrs. Callan and Ricketts is paid solely and directly by us.

(5)
Other than the restricted stock awarded to these individuals and the fees paid to Messrs. M. Gould and F. Gould for serving as chairman and vice chairman: (a) we did not pay, nor were we allocated, any portion of such person's base salary, bonus, defined contribution plan payments or perquisites in 2013, 2012 and 2011; and (b) the services of these individuals is provided to us pursuant to the compensation and services agreement with Majestic.

(6)
Includes $38,250 of contributions to our defined contribution plan, dividends of $76,396 on unvested restricted stock and perquisites aggregating $27,083, of which $21,158 represents an automobile allowance and related insurance, maintenance and repairs and $5,925 represents the annual premium for additional disability insurance. Approximately $338,000 has been accumulated for this individual pursuant to our defined contribution plan.

(7)
Includes dividends of $46,292 on unvested restricted stock and compensation of $28,463 paid to him by Majestic, which represents 55% of the total amount of $51,750 paid him by Majestic. See note 3 above and "Certain Relationships and Related Transactions."

(8)
Represents dividends of $46,292 on unvested restricted stock and compensation of $16,500 paid to him by Majestic, which represents 55% of the total amount of $30,000 paid to him by Majestic. See note 3 above and "Certain Relationships and Related Transactions."

(9)
Includes dividends of $62,480 on unvested restricted stock, our contribution of $38,250 to our defined contribution plan, and perquisites of $8,853, representing an automobile allowance and related expenses. Approximately $475,000 has been accumulated for this individual pursuant to our defined contribution plan.

(10)
Includes dividends of $46,292 on unvested restricted stock and compensation of $42,983 paid to him by Majestic, which represents 55% of the total amount of $78,150 paid him by Majestic. See note 3 above and "Certain Relationships and Related Transactions."

GRANT OF PLAN BASED AWARDS DURING 2013

        The following table summarizes information regarding restricted stock awards granted in 2013 pursuant to our 2012 Incentive Plan:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)(1)	Grant Date Fair Value of Stock Awards($)(2)
Patrick J. Callan, Jr.	1/15/2013	12,500	269,875
David W. Kalish	1/15/2013	8,600	185,674
Fredric H. Gould	1/15/2013	8,600	185,674
Lawrence G. Ricketts, Jr.	1/15/2013	10,000	215,900
Matthew J. Gould	1/15/2013	8,600	185,674

(1)
These shares generally vest five years from the grant date, subject to such persons continued employment. Dividends are paid with respect to such shares, regardless of whether the shares vest.

(2)
Based on the closing price of $21.59 per share on the grant date.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        The following table provides information as of December 31, 2013 about the outstanding equity awards held by our named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(7)(8)
Patrick J. Callan, Jr.	53,800	(4)	1,082,994	50,000	1,006,500
David W. Kalish	32,600	(5)	656,238	14,285	287,557
Fredric H. Gould	32,600	(5)	656,238	14,286	287,577
Lawrence G. Ricketts, Jr.	44,000	(6)	885,720	40,000	805,200
Matthew J. Gould	32,600	(5)	656,238	14,286	287,577

(1)
Reflects the number of shares of restricted stock that have not vested.

(2)
The market value represents the product of the closing price of our common stock as of December 31, 2013, which was $20.13, multiplied by the number of shares subject to or underlying such award.

(3)
Reflects the number of RSU's that have not vested.

(4)
With respect to this individual, 12,000 shares vest in January 2014, 8,400 shares vest in each of February 2015 and January 2016 and 12,500 shares vest in each of January 2017 and 2018.

(5)
With respect to this individual, 6,700 shares vest in January 2014, 4,700 shares vest in February 2015, 5,200 shares vest in January 2016, 7,400 shares vest in January 2017 and 8,600 shares vest in January 2018.

(6)
With respect to this individual, 10,000 shares vest in January 2014, 7,000 shares vest in February 2015, 7,000 shares vest in January 2016 and 10,000 shares vest in each of January 2017 and 2018.

(7)
Assumes that all of the RSU's vest. The underlying shares vest on June 30, 2017 if, and to the extent, the applicable market (i.e., average total stockholder return) or performance (i.e., average annual return on capital) conditions are satisfied. If the average of our annual total stockholder return (including dividends) on our common stock from July 1, 2010 through June 30, 2017 equals or exceeds 13%, 50% of such award and the underlying shares subject to such award vest and if it equals or is less than 10.25%, no shares vest. If the average of our annual total stockholder return is more than 10.25% and less than 13%, a pro rata portion of 50% of the underlying shares subject to such award vest. If our average annual return on capital (as explained below) from July 1, 2010 through June 30, 2017 exceeds 10%, 50% of the shares subject to such award vests and if it is equal to or less than 8%, no shares vest. If our average annual return on capital exceeds 8% but is less than 10%, a pro rata portion of 50% of the underlying shares subject to such award vest. Return on capital is based upon adjusted funds from operations ("AFFO"). AFFO means funds from operations determined in accordance with the National Association of Real Estate Investment Trusts definition, adjusted for straight-line rent accruals and amortization of lease intangibles. Capital is defined as stockholders' equity, plus depreciation and amortization, adjusted for intangibles.

(8)
Assuming that the measurement and vesting dates were December 31, 2013 and giving effect to related adjustments, 50% of the RSU's (i.e., RSU's that vest on the attainment at the highest level of average annual total stockholder return) would have vested and the balance of the RSU's would have been forfeited.

          None of the named executive officers hold any stock options and none were granted to any of the named executive officers during the year.

OPTION EXERCISES AND STOCK VESTED

          The following table sets forth information regarding the shares of restricted stock that vested in 2013:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Patrick J. Callan, Jr.	6,000	130,320
David W. Kalish	3,000	65,160
Fredric H. Gould	3,000	65,160
Lawrence G. Ricketts, Jr.	5,000	108,600
Matthew J. Gould	3,000	65,160

(1)
These restricted shares were awarded in 2008.

(2)
This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock of $21.72 on the vesting date (i.e., February 28, 2013) by the number of shares that vested.

COMPENSATION COMMITTEE REPORT

        The compensation committee of the board of directors has reviewed the Compensation Discussion and Analysis set forth herein, and discussed it with management, and based on such review and discussions, recommends to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
Eugene I. Zuriff
J. Robert Lovejoy
Charles Biederman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Background

        In 2013,

  •
  Fredric H. Gould, vice chairman of our board of directors, served for part of such year, as chairman of the board of trustees of BRT Realty Trust, a real estate investment trust listed on the New York Stock Exchange, as chairman of the board of directors and sole stockholder of the managing general partner of Gould Investors, and as the sole member of a limited liability company which is also a general partner of Gould Investors. Gould Investors owns 10.3% of our outstanding shares of common stock;

  •
  Matthew J. Gould, chairman of our board of directors, served as a senior vice president of BRT Realty Trust and was president of the managing general partner of Gould Investors; and

  •
  Jeffrey A. Gould, a director and officer of our company, served as president and chief executive officer of BRT Realty Trust and as a senior vice president and director of the managing general partner of Gould Investors.

        Matthew J. Gould and Jeffrey A. Gould are brothers and the sons of Fredric H. Gould. In addition, David W. Kalish, Mark H. Lundy, Simeon Brinberg, Israel Rosenzweig and Isaac Kalish, each of whom is an executive officer of our company, are officers of BRT Realty Trust and of the corporate managing general partner of Gould Investors. Mark H. Lundy is Simeon Brinberg's son-in-law and Isaac Kalish is David Kalish's son.

Related Party Transactions

        Pursuant to the compensation and services agreement, we pay an annual fee to Majestic and Majestic provides to us the services of all affiliated executive, administrative, legal, accounting, clerical and property management personnel, as well as property acquisition, sale and lease consulting and brokerage services, consulting services in respect to mortgage financings and construction supervisory services. In accordance with the compensation and services agreement, we paid a fee of $2,725,000 to Majestic in 2013 (and will pay a fee of $3,113,625 in 2014) for the provision of these services. Majestic is wholly owned by the vice chairman of our board, and certain of our part-time officers, including our part-time named executive officers, are officers of, and receive compensation from, Majestic.

        Pursuant to the compensation and services agreement we also paid Majestic $175,000 in 2013 (and will pay $186,375 in 2014) as reimbursement for our share of direct office expenses, including rent, telephone, postage, computer services, internet usage and supplies. Our part-time officers and employees occupy space in an office building owned by a subsidiary of Gould Investors. The rent expense for this space is included in the $175,000 expenditure.

        In addition to its share of rent included in the $175,000 payment to Majestic, we lease, through December 31, 2016 an additional 3,130 square feet in the same building, and paid a subsidiary of Gould Investors rent of $41,000 in 2013. We believe that this is a competitive rent for comparable office space in the area in which the building is located.

        The amount paid by us and our joint venture to Majestic in 2013 pursuant to the compensation and services agreement represented approximately 55% of the revenues of Majestic in 2013. In 2013, the following officers of ours (some of whom are also officers of Majestic and other affiliated companies) received the following compensation from Majestic: Fredric H. Gould, $30,000; Matthew J. Gould, $78,150; David W. Kalish, $51,750; Jeffrey A. Gould, $78,150; Simeon Brinberg, $6,900; Mark H. Lundy, $67,275; Israel Rosenzweig, $22,425 and Isaac Kalish, $6,900. A portion of the compensation received by these individuals from Majestic results from services performed and fees earned by Majestic from entities (both affiliated and non-affiliated) other than us. These individuals also received compensation in 2013 from our affiliates, including BRT Realty Trust and Gould Investors, as well as other entities wholly owned by Fredric H. Gould, none of which provided services to us in 2013.

        During 2013, $867,000 of non-cash compensation expense (relating to the restricted stock and RSU's held by our part-time executive officers and employees who are also compensated by Majestic or its affiliates), was charged to our operations.

Policies and Procedures

        Any transaction with affiliated entities raises the potential that we may not receive terms as favorable as those that we would receive if the transactions were entered into with unaffiliated entities or that our officers might otherwise seek benefits for affiliated entities at our expense. Our code of business conduct and ethics contains specific requirements with respect to the approval of these transactions. Generally, a contract or transaction with an affiliated entity must be approved by our audit committee and a majority of our independent directors after consideration of all relevant factors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who beneficially own more than 10% of our issued and outstanding capital stock, file certain reports with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by the rules and regulations promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

        Based on a review of information supplied to us by our executive officers and directors, and public filings made by any 10% beneficial owners, we believe that in 2013 all Section 16(a) filing requirements applicable to our executive officers, directors and 10% beneficial owners were met on a timely basis.

ADDITIONAL INFORMATION AND NOTICE OF INTERNET AVAILABILITY
OF PROXY MATERIALS

        As of the date of this proxy statement, we do not know of any business that will be presented for consideration at the meeting other than the items referred to in the Notice of the Meeting. Subject to applicable law, if any other matter is properly brought before the meeting for action by stockholders, the holders of the proxies will vote and act with respect to the business in accordance with their best judgment and discretionary authority to do so is conferred by the enclosed proxy.

        Our corporate governance guidelines, code of business conduct and ethics and the charter for each of our audit, compensation and nominating committees are available at the corporate governance section of our website at: www.onelibertyproperties.com/corporate_governance. Copies of such documents may be obtained without charge by writing to us at 60 Cutter Mill Road, Suite 303, Great Neck, NY 11021, Att: Secretary.

        This proxy statement (including the notice of meeting), the proxy card and our 2013 annual report to stockholders are available at http://1liberty.com/annualmeetingmaterials.pdf.

Great Neck, NY April 22, 2014	By order of the Board of Directors Mark H. Lundy, Secretary

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 ONE LIBERTY PROPERTIES, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 11, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints SIMEON BRINBERG, MARK H. LUNDY AND ASHER GAFFNEY, as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock, $1.00 par value per share, of One Liberty Properties, Inc. held of record by the undersigned on April 15, 2014 at the Annual Meeting of Stockholders to be held on June 11, 2014 or any adjournments thereof. (TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF ONE LIBERTY PROPERTIES, INC. June 11, 2014 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://1liberty.com/annualmeetingmaterials.pdf Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of four Directors: NOMINEES: Charles Biederman James J. Burns Patrick J. Callan, Jr. Louis P. Karol 2. To approve, by non-binding vote, executive compensation. 3. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2014. 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposals 2 and 3. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The Proxies cannot vote your shares of common stock unless you sign and return this card. FOR AGAINST ABSTAIN PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 00003333033000000000 3 061114 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of four Directors: NOMINEES: Charles Biederman James J. Burns Patrick J. Callan, Jr. Louis P. Karol 2. To approve, by non-binding vote, executive compensation. 3. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2014. 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by you. If no direction is made, this Proxy will be voted FOR all nominees and FOR proposals 2 and 3. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The Proxies cannot vote your shares of common stock unless you sign and return this card. FOR AGAINST ABSTAIN JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF STOCKHOLDERS OF ONE LIBERTY PROPERTIES, INC. June 11, 2014 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 00003333033000000000 3 061114 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://1liberty.com/annualmeetingmaterials.pdf